Exhibit 97
NOKIA CORPORATION
EXECUTIVE OFFICER CLAWBACK POLICY
The Personnel Committee (the “Committee”) of the Board of Directors (the “Board”) of Nokia
Corporation (the “Company”) believes that it is appropriate for the Company to adopt this
Clawback Policy (the “Policy”) to be applied to the Executive Officers of the Company and adopts this Policy to be effective and apply as of the Effective Date on 2 October 2023.
1.DEFINITIONS
For purposes of this Policy, the following definitions shall apply:
a)"Applicable Listing Standards“ mean the listing standards of the Applicable Stock
Exchange implementing compensation recovery rules mandated by the Dodd-Frank
Wall Street Reform and Consumer Protection Act.
b)"Applicable Stock Exchange“ means the New York Stock Exchange, the Nasdaq Stock
Market or any other stock exchange in the United States where the Company is listed, as applicable.
c)“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i)
on or after the effective date of the Applicable Listing Standards, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
d)“Effective Date” means 2 October, 2023.
e)“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable
Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total
1        The New York Stock Exchange and the Nasdaq Stock Market released their respective versions of the listing standards on the clawback rule mandated by the Dodd-Frank Act, to become effective on 2 October, 2023.

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shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded
Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to the Applicable Stock Exchange.
f)“Exchange Act” means the United States Securities Exchange Act of 1934.
g)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. “Policy-making function” does not include policy-making functions that are not significant. Both current and former Executive
Officers are subject to the Policy in accordance with its terms. In Nokia Group, all members of the Group Leadership Team in addition to Vice President, Corporate
Controlling and Accounting, are deemed Executive Officers under the above definition and subject to this Policy.
h)“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the
Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of IFRS/GAAP or non-IFRS/non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of
Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures need not be presented within the Company’s financial statements or included in a filing with the SEC.
i)“Home Country” means the Company’s jurisdiction of incorporation.
j)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting
Measure.
k)“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year)
immediately preceding the date on which the Company is required to prepare a
Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a
Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously
Awarded Compensation under the Policy is not dependent on if or when the
Restatement is actually filed.
l)“Nokia Group” means the Company and each of its Subsidiaries, as applicable.

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m)“Received”: Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
n)“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements.
Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the
Restatement.
o)“SEC” means the United States Securities and Exchange Commission.
p)“Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated”
with the Company, that is, directly or indirectly, through one or more intermediaries,
“controlling”, “controlled by” or “under common control with”, the Company.
“Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.RECOUPMENT OF ERRONEOUSLY AWARDED COMPENSATION
In the event of a Restatement, any Erroneously Awarded Compensation Received during the
Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Nokia Group in accordance with
Section 3 of this Policy. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 3 of this Policy, except as provided below.
Notwithstanding the foregoing, the Committee (or, if the Committee is not a committee of the
Board responsible for the Company’s executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board) may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the
Policy would exceed the amount to be recovered, including the costs that could be incurred if

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pursuing such recovery would violate local laws other than the Company’s Home Country laws
(following reasonable attempts by the Nokia Group to recover such Erroneously Awarded
Compensation, the documentation of such attempts, and the provision of such documentation to the Applicable Stock Exchange), (ii) pursuing such recovery would violate the Company’s
Home Country laws adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Home Country counsel acceptable to the Applicable Stock Exchange that recovery would result in such a violation and provides such opinion to the Applicable Stock Exchange),
(iii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Nokia Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, or (iv)
recovery would likely cause any otherwise tax-favored retirement scheme, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of applicable law respecting such tax-favored status.
In no event shall the Nokia Group be required to award any person an additional payment if any
Restatement would result in a higher incentive compensation payment.
3.MEANS OF REPAYMENT
In the event that the Committee determines that any person shall repay any Erroneously
Awarded Compensation, the Committee shall provide written notice to such person by email or by certified mail to the physical address on file with the Nokia Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the
Committee, and the Nokia Group shall be entitled to set off the repayment amount against any amount owed to the person by the Nokia Group, to require the forfeiture of any award granted by the Nokia Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal
Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Nokia Group by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice.
4.NO INDEMNIFICATION
No person shall be indemnified, insured or reimbursed by the Nokia Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Nokia
Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award that would then be cancelled to effect the recovery of any Erroneously Awarded Compensation).

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5.MISCELLANEOUS
This Policy generally will be administered and interpreted by the Committee, provided that the
Board may, from time to time, exercise discretion to administer and interpret this Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Committee under this
Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.
This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall
Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the Applicable Stock Exchange, including any additional or new requirements that become effective after the Effective Date, which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.
Recoupment of Erroneously Awarded Compensation under this Policy is not dependent upon the Nokia Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the Applicable Stock Exchange.
The rights of the Nokia Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Nokia Group pursuant to the terms of any law, government regulation or stock exchange listing standard or other requirement, or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Nokia Group.
6.ADMINISTRATION, AMENDMENTS AND TERMINATION
This Policy was approved by the Board of Directors of the Company on 19 July 2023, on the
recommendation of the Personnel Committee. The Personnel Committee of the Board of
Directors may periodically review the Nokia Executive Officers’ Clawback Policy to determine their appropriateness against stated objectives and that the Policy continues to function in the best interests of the Company as well as to ensure regulatory compliance. To the extent permitted by, and in a manner consistent with applicable law, including SEC and the Applicable
Stock Exchange rules, the Personnel Committee may propose to terminate, suspend or amend this Policy. When it deems appropriate, the Committee will make such recommendations to the
Board regarding modifications of the Policy. In addition, the Board may modify this Policy at any time in its sole discretion.

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7.SUCCESSORS
This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any
Covered Compensation granted, vested or paid to or administered by such persons or entities.

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